Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Citizens Community Bancorp, Inc. dated August 28, 2013 of our report dated December 10, 2012, relating to the consolidated financial statements of Citizens Community Bancorp, Inc., included in its Annual Report on Form 10-K for the year ended September 30, 2012.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
August 28, 2013